                                                                    EXHIBIT 99.3

                    [ARLINGTON HOSPITALITY, INC. LETTERHEAD]

For Immediate Release
CONTACT:                                           MEDIA CONTACT:
James B. Dale, Chief Financial Officer             Jerry Daly or Carol McCune
847-228-5401 x 361                                 703-435-6293
jimdale@arlingtonhospitality.com                   jerry@dalygray.com


        ARLINGTON HOSPITALITY, INC. ANNOUNCES 2004 SECOND QUARTER RESULTS


         ARLINGTON HEIGHTS, Ill., August 13, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced results for the second quarter ended June 30, 2004.

10-Q FILING AND RESULTS CONFERENCE CALL

         The company expects to file its form 10-Q with the Securities and Exchange Commission later today. The document is accessible through the SEC's electronic filings database at www.sec.gov, and will be available shortly on the company's Web site, www.arlingtonhospitality.com.

         At 11 a.m. ET today, the company's senior management team will conduct a conference call to review second quarter 2004 financial results, followed by a question-and-answer period. Stockholders and other interested parties may participate in the conference call by calling (800) 240-2430, reference number 11005111.

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Arlington Hospitality
Page 2

SECOND QUARTER RESULTS

         Revenues in the 2004 second quarter improved 21 percent to $18.6 million, compared to $15.3 million in the year-earlier period. The increase was the result of the sale of four AmeriHost Inn hotels during the second quarter of 2004, versus one in the prior year second quarter, and an increase in incentive and royalty-sharing fees, partially offset by a decrease in hotel operating revenue as a result of the decrease in hotels owned and operated by the company.

         Net income for the 2004 second quarter was approximately $55,000, or $0.01 per share, compared to a net loss of approximately $(3.4), million or $(0.67) per share in the 2003 second quarter. These results include non-cash hotel impairment charges of $125,000 pre-tax ($75,000 after tax) and $4.6 million pre-tax ($2.7 million after tax) in the second quarter of 2004 and 2003, respectively. The results also include net losses from discontinued operations of $(395,000) and $(826,000), in the second quarter of 2004 and 2003, respectively, including additional impairment charges of $531,000 pre-tax ($319,000 after tax) in the 2004 second quarter, and $862,000 pre-tax ($517,000 after tax) in the second quarter of 2003, related to the non-AmeriHost hotels classified as discontinued operations.

         The non-cash hotel impairment charges have been recorded primarily in connection with the company's previously announced plan to dispose of 25 to 35 hotels over a two-year period. The additional impairment charges recorded subsequent to the initial adoption of this plan in 2003 are the result of the continuous evaluation of current market conditions and other hotel-specific factors. Discontinued operations relates to the operations of the non-AmeriHost Inn hotels disposed of, or expected to be disposed of within the next 12 months, which have been

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Arlington Hospitality
Page 3

reclassified from continuing operations, and includes the non-cash impairment charges related to those hotels. Discontinued operations also includes incremental accelerated depreciation of approximately $229,000 and $457,000 in the second quarter and first six months of 2004, respectively, which was recorded in connection with a lease modification on one non-AmeriHost Inn hotel executed in 2004 that accelerated the termination date to November 2005, or earlier under certain conditions.

         Exclusive of the impairment charges and the accelerated depreciation, the company's results from discontinued operations improved from a pretax loss of approximately $(1.5) million in the first six months of 2003, to a pretax loss of approximately $(330,000) in the first six months of 2004. "The approximate $1.1 million improvement in discontinued operations for the six-month period underscores the initial success of our divestment strategy for our non-AmeriHost Inn hotels, which is a critical part of our overall disposition program," said Jerry H. Herman, president and chief executive officer. We sold one additional non-AmeriHost Inn hotel thus far in the third quarter of 2004, and there is another under contract for sale."

         Corporate general and administrative expense increased to approximately $713,000 in the second quarter of 2004, from approximately $515,000 during the three months ended June 30, 2003. This increase was due primarily to professional fees incurred in connection with several special corporate strategic projects, including the addition of depth in the senior accounting and finance area, and the engagement of an investment banking firm to review the company's business plan and related strategies.

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Arlington Hospitality
Page 4

         Net income (loss), and its components, is summarized below for the quarters ended June 30, 2004 and 2003:

                                                 Three Months Ended June 30,        Six Months Ended June 30,
                                                ----------------------------      ----------------------------
                                                    2004             2003             2004             2003
                                                -----------      -----------      -----------      -----------
     Net income (loss) from continuing
       operations, before impairment            $   525,313      $   206,597      $  (215,347)     $  (646,409)

     Impairment provision, net of tax               (75,183)      (2,738,707)        (267,263)      (2,798,707)
                                                -----------      -----------      -----------      -----------
     Net income (loss) from continuing
       operations                                   450,130       (2,532,110)        (482,610)      (3,445,116)

     Discontinued operations                       (395,285)        (825,676)      (1,037,951)      (1,395,190)
                                                -----------      -----------      -----------      -----------
     Net income (loss)                          $    54,845      $(3,357,786)     $(1,520,561)     $(4,840,306)
                                                ===========      ===========      ===========      ===========

     Net income (loss) per share - Diluted:
       From continuing operations               $      0.09      $     (0.51)     $     (0.10)     $     (0.69)
       From discontinued operations                   (0.08)           (0.16)           (0.20)           (0.28)
                                                -----------      -----------      -----------      -----------
                                                $      0.01      $     (0.67)     $     (0.30)     $     (0.97)
                                                ===========      ===========      ===========      ===========


         During the 2004 second quarter, Arlington paid off $6.7 million and $10.5 million of mortgage debt in connection with the sale of hotels for the second quarter and six months ended June 30, 2004, respectively. Total hotel mortgage debt was $48.5 million as of June 30, 2004, compared to $60.1 million as of December 31, 2003. The company has mortgage debt of approximately $29.2 million related to hotels held for sale. The company expects to pay off this debt as the hotels are sold.

         Second quarter 2004 incentive and royalty-sharing revenues improved 42 percent to approximately $317,000, compared to the like period a year earlier. This improvement was a result of the amortization of a greater number of development incentive fees received from Cendant Corporation ("Cendant") (NYSE:
CD) in connection with the sale of AmeriHost hotels,

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Arlington Hospitality
Page 5

and the growing stream of royalty-sharing fees received from Cendant as the AmeriHost Inn brand expands.

AMERIHOST INN ROOM REVENUE

         In the 2004 second quarter, same-room revenue per available room (RevPAR) for the company's 55 AmeriHost Inn hotels improved 5.0 percent to $35.56, compared to the same period in 2003. The comparable midscale without food and beverage segment, according to Smith Travel Research, rose 6.7 percent for the 2004 second quarter.


                                   Three Months    Six Months     Twelve Months
                                      Ended          Ended             Ended
                                     June 30        June 30           June 30
                                     -------        -------           -------
    Occupancy - 2004                  62.0%          55.2%             56.7%
    Occupancy - 2003                  59.1%          54.0%             56.0%
    Increase (decrease)                4.9%          2.2%              1.3%

    Average Daily Rate - 2004         $57.34        $56.57            $57.25
    Average Daily Rate - 2003         $57.31        $56.03            $56.92
    Increase (decrease)                0.1%          1.0%              0.6%

    RevPAR - 2004                     $35.56        $31.23            $32.44
    RevPAR - 2003                     $33.88        $30.26            $31.87
    Increase (decrease)                5.0%          3.8%              2.0%


         "The Midwest, where most of our hotels are located, continues to recover at a slower pace than the nation as a whole," Herman noted. "Despite this slow recovery, we are gaining market share over our competitors. Our AmeriHost Inn hotels finished 2003 with a RevPAR market share index of 97.3, according to Smith Travel Research. Our AmeriHost Inn

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Arlington Hospitality
Page 6

hotel RevPAR index improved to 99.2 in the first quarter, and reached 100.0 for the six months ended June 30, 2004."

PMC LEASE RESTRUCTURING UPDATE

         A subsidiary of the company extended its temporary letter agreement with PMC Commercial Trust ("PMC") (AMEX: PCC) through August 31, 2004, as part of its on-going discussions to restructure its leases with PMC and to allow for the sale of the hotels to third parties. The temporary letter agreement deferred a portion of the base rent from March through July, which reduced the monthly payments from approximately $445,000 to approximately $360,000. In addition, the company was able to use $200,000 of its security deposit held with PMC to partially fund the payments. The company paid the full base rent of approximately $445,000 for the month of August 2004. Upon the expiration of the temporary letter agreement on August 31, 2004, the deferred portion of the base rent (approximately $434,000) plus the $200,000 needed to restore the security deposit to its March 12, 2004 balance will be payable to PMC in four equal monthly installments beginning September 1, 2004.

         Herman continued, "Our goal remains to restructure these leases and thereby reduce our monthly base rent payments and improve cash flow. In addition, our objective is to terminate the 21 hotel leases through the sale of all of the leased hotels over a period of a few years."

         While the objective of the current discussions is to reach an agreement prior to the expiration of the temporary letter agreement, as extended, there can be no assurances that the leases will be restructured on terms and conditions acceptable to the company and its subsidiary,

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Arlington Hospitality
Page 7

if at all, or that a restructuring will improve operations and cash flow, or allow for the sale of the hotels to third-party operators.

STRATEGIC ADVISOR ENGAGED

         In July, Arlington announced that Houlihan Lokey Howard & Zukin is providing investment banking services, including a review of Arlington's business plan and related strategies, for the purpose of assisting the company in optimally structuring and obtaining new debt or equity financing, as needed. However, there can be no assurance as to the availability and form of such financing, and whether this financing will be on terms acceptable to the company.

DISPOSITION PROGRAM

         In the 2004 second quarter, Arlington sold four wholly owned AmeriHost Inn hotels for total gross proceeds to the company of $7.6 million. The company paid down approximately $6.7 million in debt from the proceeds. Additionally, the company facilitated the sale of one unconsolidated non-AmeriHost Inn owned by a joint venture in which the company is a partner.

         In July, the company sold one wholly owned non-AmeriHost Inn hotel. Since the company announced its plan to dispose of 25 to 30 hotels in July 2003, the company has sold 14 hotels. "We currently have five additional hotels under sale contracts, and the pipeline remains active," Herman said. "We remain on schedule with the pace of our Operation Sell program, and we hope that a recovering economy and improving lodging industry fundamentals will further assist us in achieving our Operation Sell goals."

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Arlington Hospitality
Page 8

         Since the beginning of 2003, the company has disposed of five of its 10 non-AmeriHost Inn hotels to date, including the hotel sold in July, which have been classified as discontinued operations.

         The company's hotel assets designated for sale within the next 12 months have been classified as "held for sale" on the accompanying balance sheet as of June 30, 2004. The operations of the non-AmeriHost Inn hotels to be sold have been reclassified from the company's continuing operations and presented as "discontinued operations" in the consolidated statements of operations.

         It should be noted that when the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated. Any forecasted amounts from closed or pending sales could differ from the final amounts included in the company's applicable quarterly and annual financial statements when issued. Furthermore, such forecasted amounts do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

         Information on Arlington's hotels being brokered for sale can be obtained by calling Steve Miller, senior vice-president of real estate and business development, at 847-228-5401, extension 312, or e-mailing stevem@arlingtonhospitality.com.

DEVELOPMENT PROGRAM UPDATE

         Arlington opened a new, 79-room hotel in Weirton, W. Va., during the second quarter for a joint venture in which the company holds a minority ownership interest position. The company

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Arlington Hospitality
Page 9

has secured a land parcel in Lansing, Mich. and is finalizing its arrangements with a joint venture to build an 82-room AmeriHost Inn on this site. The company expects to break ground on this site within 60 days, pending final permitting approvals. The company also has four additional sites in California and Virginia under agreement, pending completion of due diligence and the arrangement of both debt and equity financing. The company anticipates that all of the future development projects will feature the new 80- to 90-room hotel prototype design, which was created for larger markets. However, there can be no assurances that any of these transactions will be completed as contemplated.

INDUSTRY GOVERNANCE RECOGNITION

         During the quarter, Arlington was honored as having the lodging industry's top performing board of directors for the year 2003 by HVS Executive Search, a division of HVS International. The award is presented each year to the board of directors that is most effective in leading a public lodging company. The ranking is based on a corporate governance model that compares board makeup, independence, committee structure, conflicts of interest and a commitment to pay-for-performance. "Our board has a firm commitment to good governance and will continue to have open communications with our shareholders and the investment community," commented Kenneth M. Fell, chairman of the board of directors.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 105-property, mid-market, limited-service hotel brand owned and

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Arlington Hospitality
Page 10

presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 57 properties in 15 states, including 52 AmeriHost Inn hotels, for a total of 4,157 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003 and report on Form 10-Q for the three months ended March 31, 2004 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" as they may be updated in the company's subsequent SEC filings.

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

================================================================================

                                                                         June 30,          December 31,
                                                                           2004               2003
                                                                        (Unaudited)
                                                                        -----------        ------------
ASSETS
Current assets:
    Cash and cash equivalents                                           $ 3,998,318        $ 3,623,550
    Accounts receivable, less an allowance of $76,500
       at June 30, 2004 and December 31, 2003 (including
       approximately $371,000 and $382,000 from related parties)          2,011,205          1,289,492
    Notes receivable, current portion                                       116,042            146,000
    Prepaid expenses and other current assets                               568,755          1,142,032
    Refundable income taxes                                                 226,792            975,316
    Costs and estimated earnings in excess of billings on
       uncompleted contracts                                                327,349          1,232,481
    Assets held for sale - other brands                                  11,442,589         10,603,160
    Assets held for sale - AmeriHost Inn hotels                          21,651,810         28,162,442
                                                                        -----------        -----------

Total current assets                                                     40,342,860         47,174,473
                                                                        -----------        -----------

Investments in and advances to unconsolidated
    hotel joint ventures                                                  2,953,165          3,309,344
                                                                        -----------        -----------


Property and equipment:
    Land                                                                  5,972,227          5,735,489
    Buildings                                                            28,694,754         31,174,776
    Furniture, fixtures and equipment                                    10,516,445         13,176,842
    Construction in progress                                                320,701            312,925
    Leasehold improvements                                                  115,239          2,396,689
                                                                        -----------        -----------
                                                                         45,619,366         52,796,721

    Less accumulated depreciation and amortization                       11,602,986         13,242,842
                                                                        -----------        -----------
                                                                         34,016,380         39,553,879
                                                                        -----------        -----------

Notes receivable, less current portion                                      800,000            867,500

Deferred income taxes                                                     7,085,644          6,071,000

Other assets, net of accumulated amortization of
    approximately $580,000 and $633,000                                   2,263,670          2,737,217
                                                                        -----------        -----------
                                                                         10,149,314          9,675,717
                                                                        -----------        -----------
                                                                        $87,461,719        $99,713,413
                                                                        ===========        ===========

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

================================================================================

                                                                             June 30,           December 31,
                                                                               2004                 2003
                                                                            (Unaudited)
                                                                           ------------         ------------
        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                       $  2,336,694         $  2,768,402
    Bank line-of-credit                                                       3,250,000            3,850,000
    Accrued payroll and related expenses                                         64,743              393,815
    Accrued real estate and other taxes                                       2,161,198            1,980,015
    Other accrued expenses and current liabilities                              915,088            1,407,511
    Current portion of long-term debt                                         1,089,350            1,195,050
    Liabilities of assets held for sale - other brands                        9,430,953            9,585,492
    Liabilities of assets held for sale - AmeriHost Inns                     23,040,649           28,540,561
                                                                           ------------         ------------

         Total current liabilities                                           42,288,675           49,720,846
                                                                           ------------         ------------


Long-term debt, net of current portion                                       23,183,922           26,513,398
                                                                           ------------         ------------

Deferred income                                                              11,313,699           11,361,927
                                                                           ------------         ------------

Commitments and contingencies  (Note 13)

Minority interests                                                              237,320              329,819
                                                                           ------------         ------------


Shareholders' equity:
    Preferred stock, no par value; authorized 100,000 shares;
       none issued                                                                   -                    -
    Common stock, $.005 par value; authorized at 25,000,000 shares;
       issued and outstanding 5,038,174 shares at June 30, 2004,
       and 4,994,956 shares at December 31, 2003                                 25,191               24,975
    Additional paid-in capital                                               13,391,327           13,220,302
    Retained earnings (deficit)                                              (2,541,540)          (1,020,979)
                                                                           ------------         ------------
                                                                             10,874,978           12,224,298
    Less:
      Stock subscriptions receivable                                           (436,875)            (436,875)
                                                                           ------------         ------------

    Total shareholders' equity                                               10,438,103           11,787,423
                                                                           ------------         ------------

                                                                           $ 87,461,719         $ 99,713,413
                                                                           ============         ============

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

================================================================================

                                                              Three Months Ended June 30,          Six Months Ended June 30,
                                                            ------------------------------      ------------------------------
                                                                2004              2003              2004              2003
                                                            ------------      ------------      ------------      ------------
Revenue:
   AmeriHost Inn hotel operations                           $  9,592,000      $ 11,044,545      $ 17,411,524      $ 19,567,054
   Development and construction                                  390,031           617,283         1,590,686         2,097,261
   Hotel sales                                                 7,437,957         2,590,457        14,277,205         9,033,747
   Management services                                           102,204           117,301           202,826           228,455
   Employee leasing                                              560,884           541,275         1,123,159         1,058,682
   Incentive and royalty sharing                                 317,006           223,994           600,414           429,649
   Office building rental                                        175,387           178,995           349,294           356,223
                                                            ------------      ------------      ------------      ------------
                                                              18,575,469        15,313,850        35,555,108        32,771,071
                                                            ------------      ------------      ------------      ------------
Operating costs and expenses:
   AmeriHost Inn hotel operations                              7,101,402         7,761,903        14,130,129        15,485,921
   Development and construction                                  641,592           544,350         2,121,984         2,136,477
   Hotel sales                                                 6,080,327         2,093,614        11,623,928         7,334,431
   Management services                                            25,330            74,826           115,712           139,759
   Employee leasing                                              524,785           524,792         1,069,915         1,026,714
   Office building rental                                         34,849            46,865            75,960            96,417
                                                            ------------      ------------      ------------      ------------
                                                              14,408,285        11,046,350        29,137,628        26,219,719
                                                            ------------      ------------      ------------      ------------
                                                               4,167,184         4,267,500         6,417,480         6,551,352

   Depreciation and amortization                                 514,325           956,387         1,066,656         1,914,710
   Leasehold rents - hotels                                    1,196,545         1,219,127         2,393,090         2,438,254
   Corporate general and administrative                          712,582           515,006         1,579,809           962,837
   Impairment provision                                          125,305         4,564,512           445,439         4,664,512
                                                            ------------      ------------      ------------      ------------
Operating income (loss)                                        1,618,427        (2,987,532)          932,486        (3,428,961)

Other income (expense):
   Interest expense                                             (841,381)       (1,144,709)       (1,816,255)       (2,240,103)
   Interest income                                               104,028           120,922           229,966           240,881
   Other income (expense)                                        (94,470)           43,353           (74,335)           42,021
   Equity in net income and (losses)
     of unconsolidated joint ventures                             17,026          (199,815)           10,861          (274,262)
                                                            ------------      ------------      ------------      ------------
Income (loss) before minority
   interests and income taxes                                    803,630        (4,167,781)         (717,277)       (5,660,424)
Minority interests in operations of
   consolidated joint ventures                                   (54,198)          (53,329)          (88,010)          (81,692)
                                                            ------------      ------------      ------------      ------------
Income (loss) before income taxes                                749,432        (4,221,110)         (805,287)       (5,742,116)

Income tax (expense) benefit                                    (299,302)        1,689,000           322,677         2,297,000
                                                            ------------      ------------      ------------      ------------
Net income (loss) from continuing
   operations                                                    450,130        (2,532,110)         (482,610)       (3,445,116)

Discontinued operations, net of tax                             (395,285)         (825,676)       (1,037,951)       (1,395,190)
                                                            ------------      ------------      ------------      ------------
Net income (loss)                                           $     54,845      $ (3,357,786)     $ (1,520,561)     $ (4,840,306)
                                                            ============      ============      ============      ============

Net income (loss) from continuing operations per share:
     Basic                                                  $       0.09      $      (0.51)     $      (0.10)     $      (0.69)
     Diluted                                                $       0.09      $      (0.51)     $      (0.10)     $      (0.69)
Net income (loss) per share:
     Basic                                                  $       0.01      $      (0.67)     $      (0.30)     $      (0.97)
     Diluted                                                $       0.01      $      (0.67)     $      (0.30)     $      (0.97)